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                           January 24, 2024

       Andrew Reich
       Executive Vice President
       Siebert Financial Corp.
       653 Collins Avenue
       Miami Beach, FL 33139

                                                        Re: Siebert Financial
Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed January 18,
2024
                                                            File No. 333-276585

       Dear Andrew Reich:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance